EXHIBIT 99.1


On June 30, 1997, the Registrant issued the following press release:


                                  NEWS RELEASE

                Antennas America, Inc., secures credit facility.
                ------------------------------------------------


WHEAT RIDGE, COLORADO, June 30, 1997 - Antennas America, Inc. (OTC: BB:ANTM) today announced that it has secured a credit facility with Norwest Business Credit, Inc. a subsidiary of Norwest Bank, Minneapolis, Minnesota. The Company intends to use the proceeds for working capital, capital expenditures associated with its product development and for general corporate purposes.

The credit facility is a $500,000, one year, revolving loan secured by the Company's accounts receivable, inventory and equipment.

"The line of credit will enable the Company to have a more extensive source of capital to pursue our planned growth and new product development, while reducing our overall interest costs," commented Randall P. Marx, Chief Executive Officer of Antennas America, Inc.

Antennas America, Inc., using technology developed by the Company, designs, develops and manufactures a complete line of antenna and related systems for the wireless communication industry. These products include several planar array flat antennas for indoor and outdoor uses as well as conformal antennas designed for smaller applications such as radios and computer devices. The Company also provides custom antenna designs and manufacturing for Original Equipment Manufacturers (O.E.M.) and other emerging wireless communications markets.

This report contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which the forward-looking statements are based are reasonable it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's Annual Report on Form 10-KSB for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, that could cause actual results to differ materially from the Company's expectations.

                                                For more information contact:
                                                Randall P. Marx or
                                                Richard L. (Andy) Anderson
                                                303-421-4063
                                                Email: rmaai@aol.com